Exhibit 11


         INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Earnings (Loss) per Common Share
                               (unaudited)

               (in thousands, except per share amounts)




                                                  THREE MONTHS ENDED
                                                 -------------------
                                                  May 31,     May 31,
                                                    1999        1998
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Average shares of common stock outstanding        18,756      18,765
Dilutive potential common shares                      91           -
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Average shares outstanding assuming
  full dilution                                   18,847      18,765
====================================================================

Earnings (loss) from continuing
  operations                                     $ 4,562    $(14,615)
Loss from discontinued operations                 (7,800)     (9,686)
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Net loss applicable to common stock              $(3,238)   $(24,301)
====================================================================

Basic earnings (loss) per share:
  Continuing operations                          $   .24    $   (.78)
  Discontinued operations                           (.41)       (.52)
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    Total                                        $  (.17)   $  (1.30)
====================================================================

Diluted earnings (loss) per share:
  Continuing operations                          $   .24    $   (.78)
  Discontinued operations                           (.41)       (.52)
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    Total                                        $  (.17)   $  (1.30)
====================================================================



Basic earnings (loss) per share are computed by dividing net earnings
(loss) by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.